UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )
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☐	Soliciting Material Pursuant to §240.14a-12
TITANIUM ASSET MANAGEMENT CORP.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TITANIUM ASSET MANAGEMENT CORP.
777 E. Wisconsin Avenue
Milwaukee, WI 53202
April 27, 2009
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
     Titanium Asset Management Corp. will hold its Annual Meeting of Stockholders on Friday, May 22, 2009 at 1:00 p.m. local time at our principal executive offices located at 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, for the following purposes:
•	To elect a Board of Directors of six members;

•	To ratify the appointment of Cherry, Bekaert & Holland L.L.P. as the independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	To transact any other business that properly comes before the Annual Meeting.
     Holders of common stock and restricted stock as of the close of business on April 22, 2009 are entitled to notice of and to attend this Annual Meeting, as set forth in the Proxy Statement. A list of stockholders as of that date will be available for inspection during ordinary business hours at the principal executive offices at 777 E. Wisconsin Avenue, Milwaukee, Wisconsin for ten days before the Annual Meeting.
     Holders of common stock and restricted stock, voting together as a single class, are entitled to vote on the election of four of the directors and on all other matters. Clal Finance Ltd., voting its common stock as a separate class, is entitled to vote on the election of the remaining two directors.
     Whether or not you plan to attend the Annual Meeting, please vote your shares by completing and returning the enclosed proxy card.
     This Proxy Statement, a proxy card and the 2008 Annual Report on Form 10-K are being distributed on or about April 27, 2009 to those entitled to vote.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 22, 2009: The Proxy Statement and Annual Report on Form 10-K are available at http://www.cstproxy.com/ti-am/2009.
By Order of the Board of Directors,
Larry Haslee
Secretary

i

GENERAL INFORMATION
Q:	Who is soliciting my proxy?

A:	The Board of Directors (the “Board”) of Titanium Asset Management Corp. (“we,” “us” or the “Company”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2009 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email, fax or in person.

Q:	Who is paying for this solicitation?

A:	The Company will pay for the solicitation of proxies and will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock and restricted stock. Our directors, officers and employees will not receive additional compensation for any solicitation activities.

Q:	What am I voting on?

A:	There are two items that stockholders are being asked to vote on at the Annual Meeting:
•	Proposal One — Election of directors

•	Proposal Two — Ratification of the appointment of Cherry, Bekaert & Holland L.L.P. as our independent registered public accounting firm for 2009.
Q:	Who can vote?

A:	The Company has two forms of capital stock outstanding—common stock and restricted stock. Stockholders of record of common stock and restricted stock at the close of business on April 22, 2009 may vote at the 2009 Annual Meeting. As of April 22, 2009, there were 20,509,502 shares of common stock and 612,716 shares of restricted stock outstanding. Under our certificate of incorporation, each share of stock is entitled to one vote. However, Delaware law may limit the voting rights of stock held by subsidiaries, including some or all of the 306,358 shares held by our subsidiary, Titanium Incentive Plan LLC (“TIP”). In addition, grants of 58,000 shares of common stock to certain employees do not confer voting rights in respect of those shares. On Proposal One, the election of directors, all stockholders vote as a single class, for the election of four directors; Clal Finance Ltd. (“Clal”) votes for the election of two directors. On Proposal Two, the ratification of Cherry, Bekaert & Holland L.L.P. as our independent registered public accounting firm, all stockholders vote as a single class.

Q:	How do I vote and how do I revoke my proxy?

A:	If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you are a stockholder as of April 22, 2009.

To vote by proxy, please vote your shares by marking, dating, signing and mailing the enclosed proxy card in the postage-prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy card.

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct. If you sign your proxy card, but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the four nominees for director for whom all stockholders are entitled to vote,

FOR the ratification of the appointment of Cherry, Bekaert & Holland L.L.P. as our independent registered public accounting firm for 2009 and in accordance with the judgment of the proxyholder upon any other business as may properly come before the Annual Meeting.

If your shares are registered in street name (i.e., in the name of a broker, bank or other nominee) you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should provide, a voting instruction form for you to use in directing it how to vote your shares.

Q:	What is the deadline for submitting a proxy?

A:	Proxies submitted must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:	Voting can take place at the Annual Meeting only if holders of a majority of the voting power of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions—If you specify on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposal Two and therefore have the effect of a vote against the proposal.

Broker Non-Votes—If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) which, in the case of the Annual Meeting, includes discretionary authority to vote on all matters for which notice had not been received a reasonable time before this Proxy Statement was mailed.

Q:	How do I submit proposals for inclusion in the proxy statement and proxy card for the 2010 annual meeting of stockholders?

A:	Stockholders who intend to present proposals at the 2010 Annual Meeting under Securities and Exchange Commission (the “SEC”) Rule 14a-8 must ensure that such proposals are received by our Corporate Secretary not later than December 29, 2009 in order to have the proposals included in our proxy statement and proxy card for that meeting. Such proposals must meet the requirements of the SEC to be eligible for inclusion in our Proxy Statement for our 2010 Annual Meeting. The proposal must briefly describe the business to be brought and the reasons; give the name, address and number of shares owned by the stockholder of record and any beneficial owner for which the proposal is made; and identify any material interest the stockholder of record or any beneficial owner has in the business. In addition, if we do not receive notice of a matter to be presented at our 2010 Annual Meeting by March 16, 2010, the proxyholders for our 2010 Annual Meeting will have discretionary authority to vote on such matter.

Q:	When and where is the Annual Meeting being held?

A:	The Annual Meeting will be held on Friday, May 22, 2009 at 1:00 p.m. local time at our principal executive offices located at 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact Linda Flynn at (414) 765-1980, extension 747.

Q:	How may I communicate with the Board of Directors?

A:	Stockholders may communicate with the Board or with a single director or group of directors by sending an email to: boarddirectors@ti-am.com. Messages received will be forwarded to the appropriate directors or directors.

PROPOSAL ONE
ELECTION OF DIRECTORS
     Our Board currently consists of six directors and all six have been nominated for re-election to the Board at the 2009 Annual Meeting. Below are the names and ages of the nominees, the years they became directors, their principal occupations or employment for at least the past five years and directorships they hold in other companies. Directors will hold office until the 2010 Annual Meeting or until their successors are elected and qualified.
     Pursuant to the terms of our certificate of incorporation, for so long as Clal or any affiliate of Clal owns of record at least 35.0% of our then-issued and outstanding common stock, Clal may elect (and remove or replace) up to six directors on our Board. Clal has currently determined to elect two directors.
     So long as Clal maintains this ownership level, our certificate of incorporation provides that, in addition to the Clal directors, our Board must consist of not more than three directors who are executive officers of the Company and two non-executive directors who are designated by the Board as independent. The nominees listed below have been identified as “executive officers,” “independent directors” and “Clal directors.”
Nominees for election by all holders of common and restricted stock
     The individuals named as proxyholders will vote your proxy for the election of the nominees listed below for whom you are entitled to vote unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve) the individuals named as proxyholders may vote for a substitute.
     In connection with the election of these four directors, the four nominees receiving the highest number of votes of the shares of common stock and restricted stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors. As a result, if you withhold your authority to vote on any nominee, your vote will not affect the outcome of the election.
Executive Officer Nominees:
     Nigel Wightman, 55, has been a director since March 2, 2007. He was appointed as our President and Chief Executive Officer on April 21, 2008 and as Chairman of the Board of Directors on March 31, 2008, having previously served as our Managing Director from September 2007. Mr. Wightman is also a director of our subsidiaries, Wood Asset Management, Inc. (“Wood”), Sovereign Holdings, LLC (“Sovereign”) and National Investment Services, Inc. (“NIS”), and serves on the management committee of our subsidiary Boyd Watterson Asset Management LLC (“Boyd”). Mr. Wightman has over 30 years experience in the international asset management industry, and has worked in London and Hong Kong. From October 2005 to September 2007, he served as the managing partner of Parkfield Capital LLP, a UK investment advisory firm. From 1997 to 2005, Mr. Wightman was managing director of State Street Global Advisors Limited, an international fund management business. In that role, he was responsible for the purchase of Gartmore’s £18 billion equity index business in 2001 and for securing £20 billion in outsourced assets from Abbey National in 2004. He was responsible for forming, and was a director of, a life insurance company and several mutual fund and asset management companies. He also served as a managing director of State Street Bank Europe Limited and a director of State Street Banque SA in Paris. He worked from 1984 to 1995 for the NM Rothschild Group in several of its asset management businesses, including serving for four years as head of Asia Pacific, based in Hong Kong. His other responsibilities at Rothschild included serving as the head of the fixed-income, currency and international equities and head of mutual funds. He serves on the investment committees of the Royal Institute for International Affairs and Brasenose College Oxford. He received an MA in Politics, Philosophy and Economics from Brasenose College Oxford and an M Phil in Economics from Nufield College, Oxford.
     Robert Kelly, 64, has served as a director since March 31, 2008. He was appointed as our Vice Chairman on July 14, 2008. He is a founder of NIS and was appointed as its Chairman and Chief Executive Officer in 1993. Before founding NIS, he worked at National Investment Services of America, Inc. from 1990 to 1994. Prior to that,

Mr. Kelly was president of Kelly & Associates, Inc., which provided administrative services to pension and health plans until its sale in 1990. Mr. Kelly serves on the management committee of Boyd. Mr. Kelly is a past president of the Society of Professional Benefit Administrators and served as a director of the International Foundation of Employee Benefit Plans for 20 years. Mr. Kelly has also served as vice chairman of Saint Mary’s University of Minnesota. Mr. Kelly attended the University of Notre Dame and Florida Atlantic University.
Independent Director Nominees
     Thomas Hamilton, 75, has served as a director since March 2, 2007, and as a director of Wood since November 2007 and Chairman of the Board of Wood since April 2008. Mr. Hamilton has over 40 years experience in the investment advisory industry, including serving as head of Asset Management Services of Raymond James and Associates and working at the subsidiary companies of Raymond James Financial, Eagle Asset Management and Awad Asset Management from 1987 to 2001. Mr. Hamilton retired in 2001. He has served as a director of ASK Financial in Mumbai, India, since 2001, a trustee of the India Emerging Opportunities Fund of Mauritius since 2001 and a director of Pidilite USA, a wholly owned subsidiary of Pidilite Industries of Mumbai, India, since 2007. He has also worked as a consultant with Bay Island Associates, LLC since 2001. He served as a trustee of Heritage Family of Funds from 1985 to 1987. He was president of Strong and Hamilton and the Treelake Company from 1974 to 1987. Mr. Hamilton served as executive vice president of corporate finance at Raymond James and Associates from 1969 to 1974. He received his SB in Mechanical Engineering from MIT, his SB in Metallurgy from MIT and his MBA from Harvard.
     T. Raymond Suplee, CPA, 62, has served as a director since January 30, 2008. Mr. Suplee has been the chairman of the board of Suplee & Shea, P.A., a Sarasota-based certified public accounting firm since December 1983. Mr. Suplee has been a practicing certified public accountant since 1974 and his practice concentrates on individual and business taxation. Mr. Suplee has been chairman of Landmark Bank of Florida, an independent community bank in Sarasota, since February 2000, a director of Infinity Health Care LLC, a provider of home health care, since March 2006 and a director of Albritton Fruit Co. since December 1998. Mr. Suplee is a graduate of Villanova University.
Nominees for election by Clal
     Avigdor Kaplan, 71, has served as a director since July 19, 2007. From May 1997 until March 2008, Mr. Kaplan was the chief executive officer of the Clal Insurance Enterprises Holdings Group, which provides insurance, investment and pension services to individuals and corporate clients. In March 2008, Mr. Kaplan was nominated as chairman of the board of Clal Insurance Enterprises Holdings Ltd. Mr. Kaplan also serves as chairman of the board of Guard Insurance Group, a U.S.-based company and subsidiary of Clal Insurance Enterprises Holdings Ltd. Mr. Kaplan served as a director of Advanced Technology Acquisition Corp., a company registered with the SEC, from July 2007 to June 2008. From November 1992 to February 1997, Mr. Kaplan was the chief executive officer of Clalit Health Services, a health maintenance organization in Israel. He worked in different capacities at Israel Aircraft Industry Ltd. from 1978 to 1992, including serving as executive vice president. Mr. Kaplan received a BA in Economics from Hebrew University and an MSc in Industrial Management Engineering from the Technion Institute of Technology.
     Yehoshua (“Shuky”) Abramovich, 48, has served as a director since July 19, 2007. Mr. Abramovich has been the chief executive officer of Clal Finance, a publicly traded financial institution in Israel from April 2006 to present. From March 2003 to December 2006, he served as the chief executive officer of Clal Finance Batucha Investment Management Ltd., an investment management company in Israel. From September 2002 to March 2003, Mr. Abramovich served as deputy vice president of Clal Insurance Enterprises Holdings Limited, which provides insurance, investment and pension services to individuals and corporate clients. Mr. Abramovich received a BA in Economics and an MBA in Finance and Marketing from Tel Aviv University.

Corporate Governance
     We use the current listing standards for the Nasdaq stock market (Rule 5605(a)(2)) to determine director independence for Board service. Under these standards, “independent director” means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq standards provide that the following persons shall not be considered independent:
•	a director who is, or at any time during the past three years was, employed by the company;

•	a director who accepted or who has a family member (i.e., spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home) who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:
(a)	compensation for board or board committee service;

(b)	compensation paid to a family member who is an employee (other than as an executive officer) of the company; or

(c)	benefits under a tax-qualified retirement plan, or non-discretionary compensation.
•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
(a)	payments arising solely from investments in the company’s securities; or

(b)	payments under non-discretionary charitable contribution matching programs.
•	a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•	a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.
     As set forth above, our Board (including a separate vote as required by our certificate of incorporation of our independent directors and executive officer directors) has determined that Thomas Hamilton and T. Raymond Suplee are independent under these listing standards and directors Nigel Wightman, Robert Kelly, Avigdor Kaplan and Yehoshua Abramovich are not independent. The Board considered transactions and relationships, both direct and indirect, between each director (and his immediate family) and us and our subsidiaries and affirmatively determined that neither Mr. Hamilton nor Mr. Suplee had any material relationship, either direct or indirect, with us other than as a director and/or stockholder. In making this determination with respect to Mr. Hamilton, the Board considered his service and compensation as a non-executive director of Wood from November 2007 until September 2008 and his continuation as the non-executive Chairman of Wood.
     The Board met ten times in 2008. We have two standing committees of the Board: the Audit Committee and the Remuneration Committee. Each director nominee attended at least 75% of the total Board and applicable committee meetings that were held while he was a director in 2008. We did not hold an annual meeting in 2008, but elected directors by written consent. We have not yet adopted a policy on director attendance at annual meetings.
     Each of these committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. A copy of the charters for the Audit Committee and the Remuneration Committee, as well as our Code of Ethics, can be found on our website at www.ti-am.com. Please note that information on, or that can be accessed through, our website, other than our Proxy Statement, form of proxy and Annual Report on Form 10-K, is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or under the Exchange Act.
     Audit Committee
     The Audit Committee performs the following principal functions:
•	Oversees the selection process for, and appointment of, our auditors;

•	Pre-approves all auditing services performed by the auditor and all non-audit services subject to the de mininus exception of Section 10A(i)(1)(B) of the Exchange Act;

•	Oversees the relationship with the external auditor; and

•	Monitors in discussion with the auditors the integrity of the financial statements of the Company, including its annual and interim reports, and any formal announcements relating to our financial performance and reviews significant financial reporting issues and judgments which they contain.
     The members of the Audit Committee are Yehoshua Abramovich, Thomas Hamilton and T. Raymond Suplee. The Audit Committee met three times in 2008. The Board has determined that Mr. Suplee, a certified public accountant, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act, and would also meet the independence standards applicable to audit committee members under the Nasdaq listing standards (i.e., the general independence standards, as well as the additional independence standards imposed under Rule 10A-3 of the Exchange Act). Nasdaq listing standards would require that all the members of the Audit Committee meet these standards. Under these standards, Mr. Abramovich would not be independent. Because we are not currently a Nasdaq-listed company, we are not obligated to comply with its listing standards.
     Remuneration Committee
     The Remuneration Committee performs the following principal functions:
•	Determines and agrees with the Board the framework or broad policy for the remuneration of our Chief Executive, Chairman, the executive Directors and the Company Secretary;

•	Within the terms of the agreed policy, determines the total individual remuneration package of our Chief Executive, Chairman, the Company Secretary, each executive Director and other executives, including bonuses, pension rights, incentive payments and options;

•	Approves the design of, determines targets for, and monitors, any performance-related pay programs and approves the total annual payments made under such programs; and

•	Oversees any major changes in employee benefit structures.
     Because each of our subsidiaries is a new acquisition with independent compensation and benefits programs in place, our 2008 and 2009 compensation frameworks (including compensation of executive officers employed at the subsidiary level) have been developed at each subsidiary and then submitted as proposals for review by the Remuneration Committee. These compensation proposals have then been considered by the Remuneration

Committee and, subject to adjustments required by the Remuneration Committee, implemented at the subsidiary level.
     In providing guidance to the subsidiaries on executive compensation, the Remuneration Committee reviews with our CEO each executive’s performance and accomplishments over the prior year. Except for his own position, Mr. Wightman makes recommendations to the Remuneration Committee about base salary increases and other changes to executive compensation. In making these recommendations, he obtains information and recommendations from the presidents of the subsidiaries, currently Mr. Siefert and Mr. Fisher, and others as applicable. Since Mr. Wightman is a corporate-level employee, his compensation is not determined at the subsidiary level, but directly by the Remuneration Committee. Neither we nor the Remuneration Committee have to date employed the services of a compensation consultant to assist in determining appropriate compensation levels for executive officers or others.
     The members of the Remuneration Committee are Yehoshua Abramovich, Thomas Hamilton and T. Raymond Suplee. The Remuneration Committee met once in 2008. Nasdaq listing standards would require that the Remuneration Committee members meet its general independence standards. Under these standards, Mr. Abramovich would not be independent. Because we are not currently a Nasdaq-listed company, we are not obligated to comply with its listing standards.
     Director Nominations
     As described above, so long as Clal or any affiliate of Clal owns of record at least 35.0% of our then-issued and outstanding common stock, Clal may elect (and remove and replace) up to six directors, although it has only to date determined to elect two directors. The certificate of incorporation further dictates the remaining composition of the Board so long as Clal maintains this ownership level, which is not more than three directors who are executive officers and two non-executive directors who are designated by the Board as independent. Because these provisions constrain the role that may be played by a nominating committee, we have not to date established one. All of the directors participate in consideration of the four nominees, the election of whom is committed to holders of shares of common stock and restricted stock voting as a single class.
     The Board has not fixed any specific minimum qualifications for directors, except that three of the directors must come from those designated as executive officers. Of the two independent directors, the Board believes that at least one (currently Mr. Suplee) should meet the qualifications of an audit committee financial expert and that both members should possess general knowledge, skill and experience in business, finance and administration; business management experience; knowledge about the asset management industry or other areas of knowledge useful to our business; and other attributes the Board believes will contribute to our success and achievement of our goals. The Board will also consider a candidate’s ability to devote time to our affairs and to serve the long-term interests of our stockholders. The Board will consider director candidates recommended by stockholders other than Clal, in addition to those suggested by other Board members and members of management. A stockholder who wishes to make such a recommendation should notify our Corporate Secretary in writing at our headquarters at 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. The Board will not evaluate candidates differently based upon the source of the potential nominee.
Recommendation of the Board
     THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES FOR WHOM YOU ARE ENTITLED TO VOTE.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have appointed Cherry, Bekaert & Holland L.L.P. (“CBH”) as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2009, and we are asking you and other stockholders to ratify this appointment. CBH also served as our independent registered public accounting firm for the fiscal year ended December 31, 2008.
     The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of CBH. An affirmative vote of a majority of the shares of common stock and restricted stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Two is required in order to ratify the appointment of CBH. In the event that a majority of the shares of common stock and restricted stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Two does not ratify this appointment of CBH, we will review our future appointment of CBH.
     No representative of CBH is expected to be present at the Annual Meeting.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
     We adopted a policy on August 28, 2008 under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.
Audit Fees
     The following is a summary of the fees billed by CBH for professional services rendered for 2008:

Fee Category	2008
Audit Fees	$201,715
Audit-Related Fees	336,862
Tax Fees	41,300
All Other Fees	338,243

Total Fees	$918,120

     Audit Fees. Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements and the review of interim consolidated financial statements included in our Form 10 and our Form 10-Q Quarterly Report.
     Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit

Fees.” These services included the audits of the financial statements of our acquired subsidiaries for the periods preceding our acquisition of those subsidiaries.
     Tax Fees. Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services included assistance in preparation of federal and state tax returns, assistance with tax reporting and audit compliance, and tax planning, and tax consulting and assistance on acquisitions.
     All Other Fees. Consist of fees for services other than services reported above. All Other Fees for 2008 were related to services in connection with the review of the Form 10 and amendments to the Form 10, assistance in responding to correspondence from the SEC, and assistance in the due diligence procedures related to the acquisitions of NIS and Boyd.
     The Audit Committee did not generally pre-approve all the services that CBH provided prior to our implementing the pre-approval policy, but has pre-approved substantially all services performed subsequently.
Recommendation of the Board
     THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF CHERRY, BEKAERT & HOLLAND L.L.P. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Board consists of the three directors whose names appear below.
     The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.
     The Audit Committee has reviewed the Company’s financial statements for 2008 and met with management, as well as with representatives of Cherry, Bekaert & Holland, L.L.P., the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Cherry, Bekaert & Holland, L.L.P. the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     In addition, the Audit Committee received the written disclosures and the letter from Cherry, Bekaert & Holland, L.L.P. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Cherry, Bekaert & Holland, L.L.P. their independence.
     Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for 2008 be included in the Company’s Annual Report on Form 10-K for 2008.
T. Raymond Suplee (Chairman)
Thomas Hamilton
Yehoshua Abramovich

STOCK OWNERSHIP
Beneficial Ownership of Certain Stockholders, Directors and Executive Officers
     Set forth below as of April 22, 2009 (except as otherwise noted) are (i) all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who we know to be the beneficial owner of more than 5.0% of our common stock and our restricted stock and the number of shares they beneficially own and (ii) each of the directors, each of the executive officers and the directors and the executive officers as a group and the number of shares they beneficially own. Except as noted, each person has sole voting power and dispositive power over the shares shown in this table. The percentage of votes for the common stock and the restricted stock is based on one vote for each share of common stock and one vote for each share of restricted stock. Each share of restricted stock is automatically convertible into common stock on a one-to-one basis if, within five years of the issuance of the restricted stock: (A) the average closing mid-market quotation of our common stock as derived from the website of the recognized investment exchange on which the common stock is listed at the relevant time exceeds $6.90 over the past ten business days or (B) there is a change of control of the Company (as defined in our certificate of incorporation).
     Unless otherwise indicated, the address for each stockholder is c/o Titanium Asset Management Corp., 777 E. Wisconsin Avenue, Milwaukee, Wisconsin, 53202-5310.

	Common Stock				Restricted Stock			Percent of Total
Name and Address of Beneficial Owner	Shares		%		Shares		%	Voting Power
Clal Finance Ltd.(1)	20,970,800	(2)	67.7		—		—	66.3
Clal Insurance Enterprises Holdings Ltd. IDB Development Corporation Ltd. IDB Holding Corporation Ltd. Nochi Dankner Shelly Bergman Ruth Manor Avraham Livnat

Wellington Trust Company, NA	1,184,300	(3)	5.6		—		—	5.5
75 State Street Boston, MA 02109

Wellington Management Company, LLP	5,837,432	(4)	25.0		—		—	24.4
75 State Street, Boston, MA 02109

Amnon Mandelbaum	1,617,342	(5)	7.3		—		—	7.1
Sunrise Securities Corp. 641 Lexington Ave. 25th Floor New York, NY 10022

Nathan Low	1,670,414	(6)	7.5		—		—	7.3
Sunrise Securities Corp. 641 Lexington Ave., 25th Floor New York, NY 10022

John Sauickie	1,308,403	(7)	6.4		236,151	(8)	38.5	7.3

Nigel Wightman	553,179	(9)	2.7		153,179		25.0	3.3

John Kuzan	434,007	(10)	2.1		102,119	(11)	16.7	2.5

Adam Parkin	221,267	(12)	1.1		121,267		19.8	1.6

Thomas Hamilton	102,119			*	—		—

Directors and officers as a group (11 persons)	655,298	(13)	3.2		153,179		25.0	3.8

*	The percentage of shares or voting power beneficially owned is less than or equal to 1.0%.

(1)	Based on Schedule 13G dated February 12, 2009. The addresses of the principal business offices or, if none, residence of the listed persons or entities are as follows: Clal Finance Ltd., 37 Menachem Begin Street, Tel-Aviv 65220, Israel; Clal Insurance Enterprises Holdings Ltd., 48 Menachem Begin Street, Tel-Aviv, 66180, Israel; IDB

Development Corporation Ltd., The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel; IDB Holding Corporation Ltd., The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel; Mr. Nochi Dankner, The Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel; Mrs. Shelly Bergman, 9 Hamishmar Ha’Ezrachi Street, Afeka, Tel Aviv 69697, Israel; Mrs. Ruth Manor, 26 Hagderot Street, Savyon 56526, Israel; and Mr. Avraham Livnat, Taavura Junction, Ramle 72102, Israel.

(2)	Includes 10,485,400 warrants which are exercisable for 10,485,400 shares of common stock. The Schedule 13G indicates that each of the listed persons and entities has shared voting power and shared dispositive power over all of the shares. Clal, an Israeli public corporation, is a majority owned subsidiary of Clal Insurance Enterprises Holdings Ltd., an Israeli public corporation (“Clal Insurance”). By reason of Clal Insurance’s control of Clal, Clal Insurance may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the common stock owned beneficially by Clal.

Clal Insurance is a majority owned subsidiary of IDB Development Corporation Ltd., an Israeli public corporation (“IDB Development”). By reason of IDB Development’s control of Clal Insurance, IDB Development may be deemed to be the beneficial owner of, and to share the power to vote and dispose of, the common stock owned beneficially by Clal.

IDB Development is a majority owned subsidiary of IDB Holding Corporation Ltd., an Israeli public corporation (“IDB Holding”). By reason of IDB Holding’s control (through IDB Development) of Clal Insurance, IDB Holding may be deemed beneficial owner of, and to share the power to vote and dispose of, the common stock owned beneficially be Clal Insurance.

Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat may, by reason of their interests in, and relationships among them with respect to, IDB Holding, be deemed to control the corporations referred to above. By reason of the control of IDB Holding by Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, and the relations among them, Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat may each be deemed beneficial owner of, and to share the power to vote and dispose of, the common stock owned beneficially by Clal Insurance.

(3)	Based on a Schedule 13G dated February 18, 2009, Wellington Trust Company, NA has shared voting power and shared dispositive power over these shares. Based on such Schedule 13G and information provided by the Company’s Registrar, the Company believes such ownership consists of 612,500 shares of common stock and 571,800 warrants exercisable for 571,800 shares of common stock.

(4)	Based on a Schedule 13G dated February 18, 2009, Wellington Management Company, LLP has shared voting power over 3,663,332 of these shares and shared dispositive power over all of these shares. Based on such Schedule 13G and information provided by the Company’s Registrar, the Company believes such ownership consists of 3,000,332 shares of common stock and 2,837,100 warrants exercisable for 2,837,100 shares of common stock.

(5)	Based on a Schedule 13G dated January 26, 2009. Consists of a currently exercisable unit purchase option for 808,671 shares of common stock and 808,671 warrants, which are exercisable for 808,671 shares of common stock.

(6)	Based on a Schedule 13G dated January 27, 2009. Consists of: (1) a currently exercisable unit purchase option for 640,165 shares of common stock and 640,165 warrants, which are exercisable for 640,165 shares of common stock, held by Mr. Low, (2) a currently exercisable unit purchase option for 160,042 shares of common stock and 160,042 warrants, which are exercisable for 160,042 shares of common stock, held by Sunrise Charitable Foundation, Inc., and (3) 35,000 shares of common stock and 35,000 warrants, which are exercisable for 35,000 shares of common stock, held by Sunrise Securities Corp.

(7)	Based on a Schedule 13G dated February 10, 2009. Includes 1,129,695 shares of common stock owned by Whitewater Place, LLC as to which John Sauickie has shared voting power and shared dispositive power and 178,708 shares of common stock owned by SKC Trust Shares LLC as to which John Sauickie has sole voting power over all such shares and sole dispositive power over 1,000 shares.

(8)	Includes 236,151 shares of restricted stock owned by Whitewater Place, LLC as to which John Sauickie has shared voting power and shared investment power.

(9)	Includes 200,000 warrants, which are exercisable for 200,000 shares of common stock.

(10)	Includes 434,007 shares of common stock owned by Nazuk LLC, as to which John Kuzan has sole voting power and sole investment power.

(11)	Includes 102,119 shares of restricted stock owned by Nazuk LLC, as to which John Kuzan has sole voting power and sole investment power.

(12)	Includes 50,000 warrants which are exercisable for 50,000 shares of common stock.

(13)	Represents 102,119 shares of common stock held by Thomas Hamilton, a director, and 353,179 shares of common stock and 200,000 warrants, which are exercisable for 200,000 shares of common stock, held by Nigel Wightman, a director and our Chief Executive Officer. The amounts set forth above do not include any unallocated shares owned by our subsidiary, Titanium Incentive Plan LLC.
Section 16(a) Beneficial Ownership Reporting Compliance
     Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that all persons subject to reporting filed the required reports on time in fiscal 2008.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS
     The following table summarizes the compensation earned during 2008 and 2007 by certain executive officers. We refer to the executive officers listed in this table as our “named executive officers.”
SUMMARY COMPENSATION TABLE

							Non-
							Qualified
						Nonequity	Deferred
						Incentive	Compensa-	All Other
				Stock	Option	Plan	tion	Compen
Name and Principal		Salary	Bonus	Awards	Awards	Compen-	Earnings	sation		Total
Position	Year	($)	($)	($)	($)	sation ($)	($)	($)		($)
Nigel Wightman,	2008	250,000	—	—	—	—	—	50,000	(2)	300,000
Chief Executive	2007	62,500	25,000	—	—	—	—	12,500	(2)	100,000
Officer(1)

John Sauickie,	2008	250,000	—	—	—	—	—	75,316	(5)	325,316
Former Chief Executive	2007	62,500	25,000	—	—	—	—	18,125	(5)	105,625
Officer(3), (4)

Robert P. Brooks,	2008	495,550 (6)	—	—	—	—	—	36,604	(8)	532,154
Managing Director and
Executive Vice
President of NIS(7)

Robert E. Kelly,	2008	300,000	—	—	—	—	—	36,604	(8)	336,604
Vice Chairman(7)

Robert J. Siefert,	2008	300,000	—	—	—	—	—	36,604	(8)	336,604
Managing Director and
President of NIS(7)

(1)	Nigel Wightman was appointed our Chief Executive Officer on April 18, 2008.

(2)	Amounts represent contributions by us to a self-directed personal pension plan of Mr. Wightman’s choice on his behalf pursuant to the terms of his employment agreement.

(3)	John Sauickie resigned as our Chief Executive Officer on April 18, 2008. He continues to be employed by Wood as a managing director.

(4)	Salary for both years includes amounts deferred under the nonqualified deferred compensation plan.

(5)	Amount for 2008 represents a $50,000 discretionary contribution to Mr. Sauickie’s deferred compensation account and $25,316 paid by us on behalf of Mr. Sauickie and his family for health, disability and life insurance; amount for 2007 represents a $12,500 discretionary contribution to such account and $5,625 paid by us for such insurance.

(6)	Salary amount includes commissions.

(7)	Amounts represent salary, commissions, bonus and all other compensation for the period NIS was a subsidiary of the Company (April 1, 2008 to December 31, 2008).

(8)	Amount represents matching contributions to the individual’s 401(k) plan, as well as profit-sharing contributions.

Employment Agreements
     Nigel Wightman
     We entered into a service agreement with Nigel Wightman on September 5, 2007 for his services as our Managing Director. Although Mr. Wightman now serves as our Chief Executive Officer, the agreement has not been modified or amended to reflect his change in position. Under the terms of the agreement, Mr. Wightman is paid an annual base salary of $250,000 and an annual cash bonus in an amount determined by the Remuneration Committee from time to time but, subject to satisfactory performance, fixed at a pro-rated portion of $100,000 for 2007 and $100,000 for 2008. Mr. Wightman’s salary is subject to review and adjustment on an annual basis after December 31, 2008.
     Under the terms of his service agreement, Mr. Wightman is entitled to medical insurance coverage for himself and his family, life insurance coverage in an amount equal to four times his base salary at the time of his death and long-term disability insurance coverage of no less than 60.0% of his base salary. We must also contribute an amount equal to 20.0% of Mr. Wightman’s base salary to a pension plan of his choice.
     Pursuant to the terms of his service agreement, Mr. Wightman’s employment with us is deemed to have commenced on October 1, 2007 and the agreement is for a fixed term of two years commencing on that date, continuing thereafter unless terminated on at least 12 months advance written notice. In our absolute discretion, we may terminate Mr. Wightman’s employment at any time without notice by making a payment to him of his salary and pension entitlements for 12 months. We may also terminate Mr. Wightman’s employment without any payment if he commits or fails to commit certain acts, including his failure to discharge his duties, being found guilty of serious misconduct or committing an arrestable offense. In the event that either we or Mr. Wightman have given the other notice of the termination of his employment, we can require that he be excluded from our premises and prohibit communication with him while we continue to pay him and provide his benefits.
     For 12 months following the termination of his employment, Mr. Wightman is subject to non-competition obligations and non-solicitation obligations of our employees, business, clients, accounts, prospective clients or prospective accounts.
     Robert E. Kelly, Robert P. Brooks and Robert J. Siefert
     Consummation of our acquisition of NIS required that each of Robert E. Kelly, Robert J. Siefert and Robert P. Brooks enter into employment agreements with NIS that became effective on the closing date of March 31, 2008.
     The agreements with Robert E. Kelly and Robert J. Siefert provide for their employments as NIS’s Chief Executive Officer and President, respectively, for annual base salaries of $400,000, subject to review and adjustment by the NIS Board of Directors (the “NIS Board”) on each anniversary and annual cash bonuses determined in the sole discretion of the NIS Board. Each is also entitled to participate in all benefit programs NIS makes available to executive employees, including health care plans, life insurance plans, disability insurance and retirement plans. The agreements also provides for certain perquisites, including NIS-paid parking.
     The agreements extend for a three-year period that continues for additional one-year periods thereafter unless either NIS or the applicable officer provides 60 days’ written notice prior to its then-scheduled expiration. The agreements may also be terminated earlier by NIS for cause (with cause defined to include breach of the officer’s obligations under the agreement, misconduct, commission of a crime and the like) or at the election of the applicable officer, in which cases the terminating officer is only entitled to accrued salary through the date of termination. Each agreement may also be terminated by NIS without cause or by the applicable officer for good reason (with good reason defined to include reduction in responsibilities or salary or benefits). In either of these events, provided the terminating officer executes a release in favor of NIS, he is entitled to twelve months’ salary, payable on a regular payroll basis, and continuation of the NIS contribution towards his health care, dental, disability and life insurance benefits (although his entitlement in respect of benefits may terminate earlier if he is actually covered or becomes covered by equivalent benefits). The agreement also terminates on the applicable officer’s disability (as defined in the agreement) or death in which events he or his estate is entitled to his salary until the end of the month in which death or disability occurs.
     The agreement with Robert P. Brooks provides for his employment as NIS’s Executive Vice President, for an annual base salary of $40,000 and a commission based on fees generated by NIS’s clients secured through his efforts (amounting to 20% of fees in the first year and 10% of fees thereafter). This total compensation is subject to review and adjustment by the NIS Board on each anniversary. He is also entitled to participate in all benefit programs NIS makes available to executive employees, including health care plans, life insurance plans, disability insurance and retirement plans. The agreement also provides for certain perquisites, including NIS-paid parking and club dues.
     The Robert P. Brooks agreement extends for a four-year period that continues for additional one-year periods thereafter unless either NIS or Mr. Brooks provides 60 days’ written notice prior to its then-scheduled expiration. The agreement may also be terminated earlier by NIS for cause or at the election of Mr. Brooks, in which cases Mr. Brooks is only entitled to his total compensation through the date of termination. It may also be terminated by NIS without cause or by Mr. Brooks for good reason. In either of these events, provided Mr. Brooks executes a release in favor of NIS, he is entitled to twelve months’ of then total compensation, payable on a regular payroll basis, and continuation of the NIS contribution towards his health care, dental, disability and life insurance benefits (although his entitlement in respect of benefits may terminate earlier if he is actually covered or becomes covered by equivalent benefits). The agreement also terminates on Mr. Brooks’s disability or death in which events he or his estate is entitled to his total compensation until the end of the month in which his death or disability occurs.
     All three agreements contain customary proprietary information, invention, non-competition and non-solicitation provisions. The non-competition provision (which extends to competition with the Company as a whole and its worldwide affiliates) and the non-solicitation provision apply during the term of the agreements and for two years after the applicable officer is no longer employed by NIS.
     John Sauickie
     We entered into an employment agreement with John Sauickie on September 5, 2007 for his services as our Chief Executive Officer. Although Mr. Sauickie no longer serves as our Chief Executive Officer, the agreement has not been modified or terminated. Under the terms of the agreement, Mr. Sauickie is paid an annual base salary of $250,000, a pro-rated portion of which was payable as of the date of our acquisitions of Wood and Sovereign, and an annual cash bonus of up to $100,000 at the discretion of the Remuneration Committee. Mr. Sauickie’s salary and bonus are subject to review and adjustment on an annual basis and in our discretion.
     Under the terms of his employment agreement, Mr. Sauickie is entitled to life insurance coverage in a minimum amount of $1,000,000, family health care coverage (including dental and vision insurance) paid by us for a minimum period of five years from the termination of his employment agreement and long-term disability coverage of no less than 60.0% of his base salary. We also contribute an amount equal to 20.0% of Mr. Sauickie’s base salary to a pension or deferred compensation plan.
     Mr. Sauickie’s employment agreement has a fixed term of two years, commencing on October 1, 2007 and continues thereafter unless either we or Mr. Sauickie give notice of termination at least 12 months in advance. In addition, the agreement may also be terminated by us either for “cause” (as defined in the agreement) or, if there is no “cause” for termination, upon 30 days advance written notice. Mr. Sauickie may terminate the agreement either with “good reason” (as defined in the agreement) or, if “good reason” doesn’t exist, upon 30 days advance written notice. If Mr. Sauickie’s employment is terminated without “cause,” due to his disability or because he has resigned with “good reason,” then we shall pay him, immediately after the date of such termination: (i) his annual base salary for a period of 12 months, (ii) a lump sum payment of his pro rated annual bonus and (iii) contributions toward his health, dental, disability and life insurance for 12 months, unless he earlier obtains equivalent coverage from another source.
     For 12 months following the termination of his employment, Mr. Sauickie is subject to non-competition obligations and non-solicitation obligations related to our employees, business, clients, accounts, prospective clients or prospective accounts. These provisions were not triggered by Mr. Sauickie’s resignation as our Chief Executive Officer on April 18, 2008, as he continues to serve the Company in his capacity as a managing director of Wood.
Deferred Compensation Plan
     Our nonqualified deferred compensation plan is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their annual base salary (up to 50.0%) and/or bonuses (up to 50.0%) in a manner similar to the way in which a traditional 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code of 1986, as amended (“the Code”). Our nonqualified deferred compensation plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Nonqualified Deferred Compensation Plan is limited to a group of our and our subsidiaries’ management employees.
     Amounts deferred by each participant pursuant to our nonqualified deferred compensation plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the nonqualified deferred compensation plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the deemed investment options elected by a participant. Currently, the deemed investment options consist of the following: Franklin Flex Cap Growth Fund, Franklin Small-Mid Cap Growth Fund, Mutual Discovery, Franklin Large Cap Value Fund, Templeton Foreign Fund, Templeton Developing Markets Fund and Franklin U.S. Government Securities Fund. In addition, we may credit additional discretionary contributions to a participant’s account for any plan year as determined by us or provided for by an employee’s employment agreement (as was the case in 2007 and 2008, with John Sauickie and John Kuzan). Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions generally are expected to occur after a participant’s separation of service.
Other Compensation
     NIS maintains a 401(k) profit-sharing plan which is a defined contribution plan. The plan covers NIS employees who are over 21 years of age and have completed at least one year of service with the company. Employees may elect to defer an amount of their compensation each year, subject to the maximum contribution limits established by law. NIS matches 50.0% of its employees elective deferrals of up to 6.0% of their compensation. Matching contributions vest in accordance with the plan’s vesting schedule. The plan also provides that NIS can make a discretionary contribution to the plan based upon the compensation of eligible employees. Each of Mr. Kelly, Mr. Siefert and Mr. Brooks are participants in the NIS plan and company contributions for each are reflected in the “All Other Compensation” column of the Summary Compensation Table.
Equity Incentive Arrangements
     TIP, a wholly owned subsidiary of ours, owns 306,358 shares of our common stock, all of which is founding stock. TIP was created at the time of our organization to hold shares of our common stock for one-time awards to the employees of our acquired companies. It was not intended as a vehicle to provide additional on-going equity compensation to our employees. As with all other shares of founding stock, the shares of common stock held by TIP are held in escrow until June 21, 2010. Pursuant to individual share grant agreements, TIP allocated all of its shares to Wood and Sovereign employees around the time of their acquisitions in 2007. No shares of our common stock held by TIP have been allocated to our current executive officers. We amended and restated the terms of these share grant agreements effective as of July 15, 2008 to, among other things, reflect reductions to the individual grant amounts related to the cancellation of certain shares of founding stock after the consummation of our business combinations. Each grantee received a non-voting membership interest in TIP. At June 21, 2010, the grantee’s non-voting membership interest in TIP terminates and the grantee is entitled to an in-kind distribution of his or her allocated shares of our common stock. The shares are subject to forfeiture in the event that the grantee’s employment with us or any of our subsidiaries is terminated for any reason (other than death of the grantee), unless otherwise determined by our board of directors (or an authorized committee thereof). In the event of the grantee’s death, the beneficiary identified by the grantee shall have rights to receive the shares to which the grantee was entitled upon their release from escrow. At April 22, 2009, 41,689 shares of our common stock held by TIP were unallocated due to grantee terminations and available for future grants.

     In the event we undergo a change in control transaction, all shares subject to outstanding grants shall be released from escrow to the applicable grantee, if the grantee is employed us or one of our subsidiaries on such date. While the shares are subject to forfeiture, the grantee is entitled to receive all dividends and other distributions made on his or her allocated shares but will not be able to exercise any voting rights with respect to such shares. All grants are subject to adjustment relating to a change in our capital stock, including by way of a stock splits, reverse splits or recapitalizations.
Compensation of Directors
     The following table provides information regarding the compensation paid to the members of our Board during 2008:
DIRECTOR COMPENSATION

	Fees			Non-equity	Nonqualified
	Earned			Incentive	Deferred	All Other
	or Paid	Stock	Option	Plan Com-	Compensation	Com-
	in Cash	Awards	Awards	pensation	Earnings	pensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Thomas Hamilton	30,000	—	—	—	—	27,000 (1)	57,000

T. Raymond Suplee(2)	30,000	—	—	—	—	—	30,000

Avigdor Kaplan	—	—	—	—	—	—	—

Yehoshua Abramovich	—	—	—	—	—	—	—

Adam Parkin(3)		—	—	—	—	—

John Kuzan(4)	—	—	—	—	—	300,000	300,000

(1)	Pursuant to a letter agreement with Thomas Hamilton, he was paid $3,000 a month plus business expenses by Wood to serve as a non-executive director of Wood. This arrangement was in effect from November 12, 2007 until September 3, 2008.

(2)	T. Raymond Suplee became a director on January 30, 2008.

(3)	Adam Parkin resigned from the Board on January 30, 2008.

(4)	John Kuzan resigned from the board of directors on March 31, 2008. All other compensation consists of Mr. Kuzan’s salary as the Managing Director of Fixed Income Strategies at Sovereign ($250,000) and deferred compensation contribution ($50,000).
     Directors who are not affiliated with us receive an annual cash retainer of $30,000, which is paid in quarterly installments. Because Avigdor Kaplan is the Chief Executive Officer of Clal Insurance Enterprises Holdings Group and Yehoshua Abramovich is the Chief Executive Officer of Clal and Clal owns approximately 51.1% of our shares of common stock (49.8% of our voting stock), neither director receives a retainer. None of our executive officers receive a cash retainer for their service on the Board.
     Directors have a right to be reimbursed for costs they incur in connection with attending a meeting of the Board. There is no limit on the amount of these reimbursements. None of the directors requested reimbursement for such expenses in 2008.

Compensation Committee Interlocks and Insider Participation
     Thomas Hamilton, T. Raymond Suplee and Yehoshua Abramovich serve on the Remuneration Committee of the Board. Mr. Abramovich is affiliated with Clal. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Remuneration Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Certain Relationships and Transactions
     From time to time we have entered, and may in the future enter, into various transactions with our officers, directors and holders of more than 5.0% of our common stock and restricted stock that may not be the result of arms-length third-party negotiations.
     On July 22, 2008, we entered into an agreement in respect of non-U.S. business opportunities with Integra Management Limited (“Integra”), a company wholly owned by Adam Parkin, who served as a director until January 30, 2008. Under the terms of the agreement, in consideration for an introduction to us by Integra of an investment management, advisory or sub-advisory company which becomes a client of one of our subsidiaries, we or the relevant subsidiary shall pay Integra 30.0% of all fees (as defined in the agreement) generated by the client agreement. In the event that Integra introduces us to any asset management business or company and such company is subsequently acquired by us or one of our subsidiaries, we will pay Integra $250,000, which amount may be increased by mutual agreement. Under the terms of the agreement, Integra is solely responsible for all travel, promotional and other expenses incurred by it in connection with the procurement and introduction of potential client contacts and potential acquisition targets. The agreement may be terminated by either party upon three months’ written notice. No amounts have yet been paid under the agreement.
     Each of Robert E. Kelly, Robert J. Siefert, Robert P. Brooks and Larry Haslee were stockholders owning in the aggregate 90.1% of the capital stock of NIS Holdings, Inc. (“Holdings”), the parent of NIS, at the time we acquired all of NIS’s outstanding capital stock. The initial consideration to Holdings for this transaction was $29,684,000, subject to a closing equity adjustment, the negotiation and payment of which consideration was made when these individuals had no relationship to us. At the closing of the acquisition, they became executive officers of the Company. As described above under “Compensation of the Named Executive Officers and Directors,” Mr. Kelly, Mr. Siefert and Mr. Brooks also entered into employment agreements with us at that time.
     The acquisition agreement among us, NIS, Holdings and the stockholders of Holdings (the “NIS Agreement”) further provides for two deferred payments of $1,000,000 to Holdings March 31, 2009 and March 31, 2010, although the March 31, 2009 payment was reduced by the closing equity adjustment of $355,000. In addition, the NIS Agreement provides for an additional payment of up to approximately $2,500,000 to be made to Holdings if certain revenue criteria are met. The amount of the additional payment is based on NIS’s revenue for the year ending December 31, 2009. The additional payment is $2,000,000 if revenues are $12,000,000 and is reduced to zero on a pro rata basis if revenues do not exceed $11,000,000 and is increased to a maximum of $2,166,667 on a pro rata basis if revenues are between $12,000,000 and $13,000,000. These amounts are further adjusted by an amount equal to 50% of the calculated net value of the income tax benefits to be received by us from the payment. At our option, up to 50% of this payment may be paid in shares of our common stock (valued at the average price per share of common stock over a 30-day trading period preceding the payment date).
Related Party Approval Requirement
     So long as Clal owns at least 35.0% of our then issued and outstanding common stock, our certificate of incorporation provides that we may not enter into any transaction or arrangement with Clal or any “related party” of Clal without the affirmative vote of a majority of the directors who are independent or executive officers voting separately as a class. Our certificate of incorporation provides that in approving the terms of any such transaction or arrangement the directors who are independent or executive officers shall give consideration as to whether the terms are fair and reasonable insofar as our stockholders are concerned. For these purposes, “related party” would generally include:
     (a)  any person who is a director of Clal or of any company which is its subsidiary or parent undertaking, other subsidiary undertaking of its parent company;
     (b)  a substantial shareholder (i.e., any person who holds any legal or beneficial interest directly or indirectly in 10% or more of any class of securities of Clal (excluding treasury shares) or 10% or more of the voting rights (excluding treasury shares) of Clal); or
     (c)  an associate of (a) or (b) being: (i) the family of such a person; (ii) the trustees (acting as such) of any trust of which the individual or any of the individual’s family is a beneficiary or discretionary object; (iii) any company in whose equity shares such a person individually or taken together with his or her family (or if a director, individually or taken together with his family and any other director of that company) are directly or indirectly interested (or have a conditional or contingent entitlement to become interested) to the extent that they are or could be able to exercise or control the exercise of 30% or more of the votes (excluding treasury shares) able to be cast at general meetings on all, or substantially all, matters or to appoint or remove directors holding a majority of voting rights at board meetings on all, or substantially all, matters; (iv) any other company which is its subsidiary undertaking, parent undertaking or subsidiary undertaking of its parent undertaking; (v) any company whose directors are accustomed to act in accordance with (a)’s directions or instructions; (vi) any company in the capital of which (a), either alone or together with any other company within (iv) or (v) or both taken together, is (or would on the fulfillment of a condition or the occurrence of a contingency be) interested in the manner described in (iii). No such transactions were considered or effected during 2008.
ANNUAL REPORT
     Upon written request to the Corporate Secretary, Titanium Asset Management Corp., 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, we will provide without charge to each person requesting a copy of our 2008 Annual Report on Form 10-K, including the financial statements and any exhibits.

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TITANIUM ASSET MANAGEMENT CORP.
Proxy for Annual Meeting of Stockholders — May 22, 2009
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned stockholder of Titanium Asset Management Corp. hereby constitutes and appoints NIGEL WIGHTMAN and LARRY HASLEE, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of common stock and restricted stock of Titanium Asset Management Corp. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Titanium Asset Management Corp. to be held at its principal executive offices located at 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, on May 22, 2009, at 1:00 p.m. local time, and at any adjournment(s) or postponement(s) thereof.
Unless a contrary direction is indicated, this Proxy will be voted FOR the election of the four nominees for director, FOR ratification of the appointment of Cherry, Bekaert & Holland L.L.P. as Titanium Asset Management Corp.’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and in accordance with the judgment of the proxyholder, upon any other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith.
You can view the Proxy Statement and Annual Report on Form 10-K at http://www.cstproxy.com/ti-am/2009
PLEASE FILL IN, DATE, SIGN AND MAIL
THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE
(Continued and to be Marked, Dated and Signed on Reverse Side)

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PROXY	Please mark your votes like this	☒
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.
If no direction is made, this proxy will be voted for each nominee and proposal.

1.	ELECTION OF DIRECTORS		FOR all nominees listed	WITHHOLD AUTHORITY			FOR	AGAINST	ABSTAIN
	INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME BELOW.		to the left (except as marked to the contrary to the left)	to vote for all nominees listed to the left	2.	PROPOSAL TO RATIFY THE APPOINTMENT OF CHERRY, BEKAERT & HOLLAND L.L.P. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.	☐	☐	☐
	01 Nigel Wightman 03 Robert Kelly	02 Thomas Hamilton 04 T. Raymond Suplee	☐	☐
In their discretion, the proxyholders are authorized to vote upon matters incident to the conduct of the meeting and upon such other business (which the Board of Directors did not know, prior to making this solicitation, would come before the meeting) as may properly come before the meeting or any adjournment thereof.

						(continued on reverse side)

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	,	2009.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by authorized person.